IRET	CONTACT INFO Lindsey Knoop Anderson Director of Investor Relations 1400 31st Ave SW Suite 60 PO Box 1988 Minot, North Dakota 58702-1988 phone: 701.837.4738 fax: 701.838.7785 email:landerson@iret.com

Investors Real Estate Trust Announces Amended and Restated Loan Agreement
MINOT, ND – Investors Real Estate Trust (NYSE:IRET) (NYSE:IRETPR) (NYSE:IRET PRB), announced today that its operating partnership, IRET Properties, has entered into an Amended and Restated Loan Agreement with First International Bank & Trust, a North Dakota state bank, as lender, under which First International has agreed to provide a revolving credit facility with a commitment amount at the time of close of $72 million. At the discretion of First International, the total commitment available under the credit facility may be increased to $75 million. The Loan Agreement amends and restates IRET Properties' previous secured line of credit with First International and participant banks.
IRET Properties advanced $2.5 million under the facility on November 22, 2013, which, in addition to the $10 million advanced under the Borrower's previous secured line of credit with First International, totals $12.5 million currently drawn and outstanding under the facility. IRET Properties expects to borrow additional amounts under the facility from time to time for general corporate purposes, to finance acquisitions, development and redevelopment projects, and tenant improvements and potentially to repay debt.  The facility is secured by mortgages on fourteen properties owned by IRET Properties and its subsidiaries.  The initial term of the facility is three years, with a maturity of December 1, 2016. IRET Properties, at its discretion, may extend the term for one additional year, to December 1, 2017. The interest rate on borrowings under the facility is the Wall Street Journal Prime Rate +1.25%, with a floor of 4.75% and a cap of 8.65% during the initial term of the facility.
First International has informed IRET Properties that as of November 20, 2013, participants in the credit facility and their respective commitment amounts are as follows: First International Bank & Trust (Lead Bank), $12 million; The Bank of North Dakota, $19.5 million; First Western Bank & Trust, $15 million; Dacotah Bank, $10.5 million; MidCountry Bank, $4 million; Highland Bank, $3 million; Town & Country Credit Union, $3 million; American State Bank & Trust Company, $3 million;  and United Community Bank of North Dakota, $2 million.
Ted Holmes, IRET's Senior Vice President, Finance, commented: "IRET believes that this renewed credit facility will continue to provide adequate liquidity as it evaluates its leverage policy on the portfolio given current development and acquisition pipeline activity.  IRET's relationship with a core group of North Dakota banks has allowed it to access the value of various unencumbered real estate assets on terms which we believe are competitive given the credit market in our region and IRET's current balance sheet makeup.  We believe the facility will help fund the accretive growth our shareholders are expecting as we evaluate all of the real estate opportunities facing IRET."
IRET will report its financial results for the second quarter of fiscal year 2014 on December 10, 2013.

About Investors Real Estate Trust

Investors Real Estate Trust is a self‐advised equity real estate investment trust. Its business consists of owning and operating income‐producing multi‐family residential and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis, Minnesota and Omaha, Nebraska.

Forward-Looking Statements

Statements made in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Management believes that these forward-looking statements are reasonable; however, these statements are based on current expectations as of the date of such statements, and various factors could cause the Company's actual results to differ materially from those described.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in forward-looking statements:  the success of the Company's business strategies; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; demand for commercial and multi-family residential space in the Company's markets and the effect on occupancy and rates; the impact of competition on the Company's business, including competition for tenants in the Company's  properties; uncertainties associated with the Company's real estate development activities, including actual costs exceeding the Company's budgets or development periods exceeding expectations; and other risk factors included in the filings the Company makes from time to time with the Securities and Exchange Commission, including the risk factors under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2013.

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